FORM NSARA
SemiAnnual Report
Neuberger Berman Advisers Management Trust

SUBITEM 77M:  Mergers

Pursuant to the Securities Act of 1933 as amended and the General Rules and Regulations thereunder a Registration Statement on Form N14 SEC
File No. 288566 was filed on April 28 2006. This filing relates to an Agreement and Plan of Reorganization whereby Socially Responsive Portfolio (Surviving Fund) of Neuberger Berman Advisers Management Trust acquired all of the assets of Series S (Social Awareness Series) (Acquired
Fund) of SBL Fund in exchange for shares of common stock of Class S shares of beneficial interest of the Surviving Fund and the assumption by the Surviving Fund of the known liabilities of the Acquired Fund. Shares of the Surviving Fund were distributed on a pro rata basis to the shareholders of the Acquired Fund in complete liquidation and termination of the Acquired Fund. As a result effective June 16 2006 each shareholder of the Acquired Fund became the owner of Surviving Fund shares having a total net asset value equal to the total net asset value of his or her holdings in the Acquired Fund. The Agreement and Plan of Reorganization providing for the transfer of the assets of the Acquired Fund to the Surviving Fund was approved by the Board of Trustees of the Surviving Fund at a Special Meeting held on February 21 2006 and was also approved by Acquired Fund shareholders at a Special Meeting held on June 1 2006. The Agreement and Plan of Reorganization for this reorganization is hereby incorporated by reference from the definitive ProspectusProxy Statement filed with the SEC on April 28 2006.


SUBITEM 77Q1: Exhibits:


SUBITEM 77Q1(g)

A copy of the Agreement and Plan of Reorganization relevant to the information sought in SubItem 77M is contained in the Neuberger Berman Advisers Management Trusts Registration Statement on Form N14 (SEC File No. 288566) as filed with the Securities and Exchange Commission via EDGAR in April 28 2006 under Rule 485 under the Securities Act of 1933. Such document is incorporated herein by reference.







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